Exhibit 10.7
Federal Home Loan Bank
of
Des Moines
Annual Incentive Plan
Document

CONTENTS

I. Purpose

II. Responsibility for Program Administration

III. Eligibility

IV. Goals

V. Payout Opportunity

VI. Payout Determination

VII. Miscellaneous Provisions

I. PURPOSE
The purpose of this Annual Incentive Plan (“Plan”) is to focus the efforts of all employees of the Federal Home Loan Bank of Des Moines (“Bank”) on the following:
•	Fulfilling the Bank’s vision within the framework of the Bank’s shared values
•	Recognizing Bank employees for their individual and/or team contributions to the Bank’s achievement of the Strategic Imperative Action Steps listed in the Strategic Business Plan for the calendar year for which a payout under the Plan is made
•	Providing incentive awards that when combined with base salaries provide competitive total cash compensation to Bank employees
The Program is effective for calendar years beginning after December 31, 2006.
II. RESPONSIBILITY FOR PLAN ADMINISTRATION
The Bank’s Board of Directors is ultimately responsible for the Plan. The Human Resources and Compensation Committee (“Committee”) of the Board has the full power and authority of the Board to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan lies within the Committee’s absolute discretion and is binding on all parties.
The Committee shall:
•	Approve Bank-wide financial and business maintenance/growth Plan goals.
•	Approve the range of potential payout opportunities for Program participants.
•	After the end of a calendar year, approve any payouts.
•	Render any decisions necessary with regard to the interpretation of the Plan.
Day-to-day administration of the Plan is delegated to those in the Bank responsible for the Human Resources function.
III. ELIGIBILITY
All regular full-time and part-time employees, except full-time and part-time employees in the Internal Audit Department, temporary or contract employees or temporary agency employees are eligible to participate in this Plan.

A participant must achieve a “meets expectations” or higher evaluation of overall performance for the calendar year with respect to which a payout is being made to be eligible for any payout and the participant must not be subject to any disciplinary action or probationary status at the time of payout. Furthermore, if a participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned under the Bank’s Strategic Business Plan, the Committee may determine the participant is not eligible to receive part or all of any payout depending on the severity of the failure, as determined by the Committee.
IV. PLAN GOALS
Incentive awards under the Plan will be based on the attainment of annual financial (Part I) and non-financial individual and/or team (Part II) objectives. Part I objectives will consist of Bank-wide financial and business maintenance/growth, customer satisfaction and risk management goals, and Part II objectives will consist of individual and/or team non-financial goals aimed at achieving the Bank’s Strategic Business Plan. The total incentive target is a weighted average of Parts I and II, and each part is calculated independently. An employee’s pay level determines the target amount (as a percentage of an employee’s base pay) and how the total target is split between Parts I and II.
Each calendar year the Committee shall establish one or more Plan goals for Part I, consistent with the Strategic Business Plan for the calendar year. To the extent the Committee establishes more than one goal, each goal will be weighted. Part I shall have a threshold, target and maximum level of performance.
One or more Part II goals will be developed for each participant based upon the Strategic Imperative Action Steps at the individual and/or team level. Managers shall establish such goals and measurable target levels of performance, review goals with an employee on a regular basis, and evaluate an employee’s performance at the end of the calendar year for purposes of determining the award under Part II. Part II shall have a zero to maximum level of payout opportunity based on performance in achieving Part II goals.
Parts I and II goals are established for a Plan Year. Recognizing that circumstances and priorities may change, management may submit to the Committee revisions to Part I goals. The Committee will evaluate and make a recommendation to the Board regarding whether the Part I goals will be amended. Management may authorize changes to Part II goals throughout a Plan Year as priorities and circumstances dictate.
V. PAYOUT OPPORTUNITY
Certain positions have a greater and more direct impact than others on the achievement of the Bank’s performance. Varying the incentive opportunities for different participants recognizes these differences.

The Plan is designed to emphasize overall Bank financial performance for higher-level positions in the Bank, and to emphasize individual and/or team performance for lower-level positions.
VI. PAYOUT DETERMINATION
1.	As soon as feasible after the conclusion of each calendar year, the Committee, after considering the Bank’s performance against its Part I goals, shall approve the payout under Part I, if any, to be paid for the preceding calendar year. No benefit is earned and payable until the Committee approves the payout and no employee has any right to any Incentive payment until that time.
2.	As soon as feasible after conclusion of each calendar year, the responsible manager will determine the achievement and performance levels of Part II goals for participants. Executive Management of the Bank will review, approve and submit to Human Resources the Part II payouts for their areas of responsibility. Executive Management and Human Resources will together calibrate the Part II payouts across the Bank. Human Resources, after considering each participant’s performance against that individual’s Part II goals, shall recommend to the Committee for approval the payout levels under Part II. Each manager responsible for developing Part II goals for participants is also responsible for submitting the employee’s Part II goal results to Human Resources.
If a member of the Leadership Team, or any of that Leadership Team member’s managers or supervisors, fails to meet the deadline for completing employee performance reviews and submitting them to the HR department, then that individual will have his/her Annual Incentive Plan payout(s) withheld until such time that all performance reviews are completed and submitted for the Leadership Team member’s department.
3.	Payout amounts approved under Parts I and II are determined based on the participant’s base pay for the calendar year with respect to which the payout is being made. A participant who has a hire date prior to the beginning of the calendar year is eligible to receive a full payout. A participant who has a hire date after the beginning of the calendar year with respect to which the payment is being made is eligible to receive a prorated payout based on the number of full months of service completed in the calendar year. A participant hired on or after October 1 of the calendar year for which payment is being made is not eligible to receive a payout for the calendar year in which they were hired.
4.	Unless otherwise directed by the Committee, payments under the Plan shall be made as soon as possible after payout approval has been received. All payments under the Plan shall in any event be made by the end of the calendar year in which payout approval has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local.

5.	A participant who terminates employment with the Bank for any reason other than death, disability or attaining normal retirement age (or an agreed upon retirement date) during a calendar year or after the calendar year but before approval of the payout for the calendar year will not be eligible for a payout. If a participant ceases employment due to death, disability or attaining normal retirement age (or an agreed upon retirement date) during a calendar year or after the calendar year but before payout approval for the calendar year, the Committee has the sole discretion to determine whether a payout is made to the participant. For purposes of this paragraph, the terms “disability” and “normal retirement age” shall have the same meaning as under the Bank’s pension plan.
6.	A participant who is transferred, promoted, or demoted during a calendar year may receive a payout with respect to that calendar year that is be prorated based on the actual months worked in each position during the calendar year.
7.	Each payment shall be from the general assets of the Bank.
VII. MISCELLANEOUS PROVISIONS
1.	The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated.
2.	No amendment, suspension or termination of the Plan shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the Committee.
3.	Neither the adoption of the Plan nor its operation in any way affects the right and power of the Bank to dismiss, or otherwise terminate the employment of any participant at any time for any reason, with or without cause.
4.	No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the Plan, voluntarily or involuntarily, and any attempt to do so is void.
5.	This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.
6.	This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and/or employment at its will, with or without cause.

7.	Participation in the Plan and the right to receive awards under the Plan shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank.
8.	In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
9.	Waiver by the Bank or any participant of any breach or default by the other of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the Bank or any participant or from any failure by either to assert its or his rights hereunder on any occasion or series of occasions.
10.	The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.